   As filed with the Securities and Exchange Commission on November 21, 2001.

                                                  Registration No. 333-_________


                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           PETROLEUM HELICOPTERS, INC.
             (Exact name of Registrant as specified in its charter)

               Louisiana                                  72-0395707
    (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                 Indemnification Number)



                          2001 S.E. Evangeline Thruway
                           Lafayette, Louisiana 70508
                        (Address, including zip code, of
                    Registrant's principal executive offices)

   Petroleum Helicopters, Inc. Directors Stock and Deferred Compensation Plan
                            (Full title of the Plan)

                                Lance F. Bospflug
                       President & Chief Executive Officer
                           Petroleum Helicopters, Inc.
                          2001 S.E. Evangeline Thruway
                           Lafayette, Louisiana 70508
                                 (800) 235-2452
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Anthony J. Correro, III
            Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
                       201 St. Charles Avenue, 46th Floor
                          New Orleans, Louisiana 70170
                                 (504) 586-5253

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
TITLE                                  AMOUNT                     PROPOSED MAXIMUM       PROPOSED MAXIMUM          AMOUNT OF
OF SECURITIES TO BE                    TO BE                      OFFERING PRICE PER     AGGREGATE OFFERING        REGISTRATION FEE
REGISTERED                             REGISTERED(1)              SHARE                  PRICE (2)
-----------------------------------------------------------------------------------------------------------------------------------
Non-Voting Common Stock                 6,000 Shares              $16.75                 $100,500                       -
-----------------------------------------------------------------------------------------------------------------------------------
Non-Voting Common Stock                10,000 Shares              $ 9.8125               $ 98,125                       -
-----------------------------------------------------------------------------------------------------------------------------------
Non-Voting Common Stock                 4,165 Shares              $ 8.375                $ 34,883                       -
-----------------------------------------------------------------------------------------------------------------------------------
Total of Non-Voting Common Stock       20,165 Shares                                     $233,508                  $58.38
-----------------------------------------------------------------------------------------------------------------------------------

(1) Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of the Registration Statement involving the Non-Voting Common Stock of the Company, the number of shares thereof registered shall be automatically increased to cover the additional shares thereof in accordance with rule 416(a) under the Securities Act of 1933.

(2) Computed in accordance with rule 457, calculated based upon the price at which currently outstanding options are exercisable.

                          ----------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed by Petroleum Helicopters, Inc. (the "Company" or "PHI") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

(a) The Company's Annual Report on form 10-K for the fiscal year ended December 31, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act").

(b) The Company's Quarterly Report on form 10Q for the nine months ended September 30, 2001, filed pursuant to Section 13 of the 1934 Act.

(c)      The Company's Report on Form 8K filed on September 20, 2001 pursuant to
         Section 13 of the 1934 Act.

(d) The description of the Voting Common Stock and the Non-Voting Common Stock of the Company included in Item 1 of the amendment on Form 8-A/A01 dated November 28, 1995, to the Company's Registration Statement on Form 8-A, which amendment was filed with the Commission on December 1, 1995.

         All reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Louisiana Business Corporation Law (the "LBCL"), Section 83, gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes Louisiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, authorization of shareholders or otherwise.

         PHI's Articles of Incorporation confirm the authority of the Board of Directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law,
(ii) enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law, and (iii) exercise its powers to procure directors' and officers' liability insurance. The Articles of Incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person's entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

         PHI's by-laws expressly provide the indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is a director, officer or employee of PHI.

         PHI has entered into indemnification contracts with its directors that provide for the elimination, to the fullest extent permitted by law, of any director's liability to PHI or its shareholders for monetary damages for breach of his or her fiduciary duty as a director and will provide the contracting director with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of directors, whether such acts or omissions occurred before or after the effective date of the contract.

         In addition, PHI maintains an insurance policy designed to reimburse PHI for any payments made by it pursuant to its indemnification obligations. Such policy has coverage of $20 million.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

         5.       Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix,
                  L.L.P.

         23.1     Consent of Deloitte & Touche, LLP

         23.2     Consent of KPMG, LLP

         23.3 Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (included in Exhibit 5).

Item 9.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has fully caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Parish of Lafayette, State of Louisiana, on November 19, 2001.

                                        PETROLEUM HELICOPTERS, INC.


                                        BY: /s/ Lance F. Bospflug
                                           -------------------------------------
                                           Lance F. Bospflug
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that such person whose signature appears immediately below constitutes and appoints Lance F. Bospflug, Robert D. Cummiskey, Jr. and Michael J. McCann or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                   Title                            Date
         ---------                                   -----                            ----

/s/ Lance F. Bospflug              President and Chief Executive Officer &      November 19, 2001
-----------------------------      Director (Principal Executive Officer)
Lance F. Bospflug



/s/ Michael J. McCann              Chief Financial Officer (Principal           November 19, 2001
-----------------------------      Financial Officer and Accounting Officer)
Michael J. McCann




/s/ Al A. Gonsoulin                Director                                     November 19, 2001
-----------------------------
Al A. Gonsoulin



/s/ Thomas H. Murphy               Director                                     November 19, 2001
-----------------------------
Thomas H. Murphy



/s/ Arthur J. Breault, Jr.         Director                                     November 19, 2001
-----------------------------
Arthur J. Breault, Jr.

                                 EXHIBIT INDEX

      EXHIBIT NO.                 DESCRIPTION
      -----------                 -----------
         5.       Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.

         23.1     Consent of Deloitte & Touche, LLP

         23.2     Consent of KPMG, LLP

         23.3     Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P.
                  (included in Exhibit 5).